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                                                                   Exhibit 10.13
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                            EMPLOYMENT AGREEMENT                   Exhibit 10.13

          AGREEMENT made as of the 1st day of August, 1993 by and between J. P. BOLDUC, residing at 3000 South Ocean Boulevard, Boca Raton, Florida ("Employee"), and W. R. GRACE & CO., a New York corporation (the "Company").

          WHEREAS, the Company has employed Employee and desires to continue to employ Employee as Chief Executive Officer, and Employee desires to work for the Company in such capacity on the terms and conditions hereinafter provided;

          WHEREAS, Employee is a key senior executive of the Company with major responsibilities for planning, directing, coordinating and controlling overall corporate operations;

          WHEREAS, in such capacity Employee will develop or have access to all of the business methods and confidential information relating to the Company, including, but not limited to, its financial performance and results, its manufacturing organization and methods, its research and development of products, its service techniques, its purchasing organization and methods, its sales organization and methods, its inventories, its market development and expansion plans, its personnel training and development programs, and its customer and supplier relationships;

          WHEREAS, a subsidiary of the Company and Employee heretofore entered in an Employment Agreement dated as of August 1, 1987, which Employment Agreement was subsequently

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assigned to the Company and amended (such Employment Agreement, as so assigned and amended, being hereinafter referred to as the "1987 Employment Agreement");

          WHEREAS, the Company and Employee now desire to further amend and to restate the 1987 Employment Agreement to take the form of this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                              I.  EMPLOYMENT

     SECTION 1.1     POSITIONS AND DUTIES.

          (a) The Company shall employ Employee, and Employee shall work for the Company, as Chief Executive Officer, and he shall report directly to the Board of Directors of the Company. Employee shall have such duties and authority as are specified in the Company's By-laws and otherwise normally associated with his office. While employed hereunder, Employee shall devote his full time, effort, skill and attention to the affairs of the Company. During the term of his employment hereunder, Employee shall not render any services to any other person that might be in competition with the Company or any of its subsidiaries or affiliates or in conflict with his position as a senior executive of the Company or his duty of undivided loyalty to the Company.

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          (b)  While employed hereunder, Employee will be nominated as a management nominee for election as a director of the Company and will continue to be nominated after his current term expires.

     SECTION 1.2 TERM. Unless sooner terminated in accordance with the provisions hereof, (a) the initial term of employment hereunder shall continue until July 31, 1998; (b) on July 31 of each year, commencing with 1998, the term of employment shall be extended for an additional period of one year unless, prior to such July 31, either party shall have given notice to the other that the term of employment shall not be so extended; and (c) if any such notice of non-extension shall be so given, the term of employment shall end without any further extensions except those occurring prior to the giving of such notice.

                             II.  COMPENSATION

     SECTION 2.1 BASE SALARY. While Employee is employed hereunder, the Company shall pay Employee a base salary of $800,000 per annum or such higher amount or amounts as the Board of Directors of the Company may from time to time approve. The base salary shall be due and payable at the same times and intervals at which salary payments are made to other senior executives.

     SECTION 2.2 INCENTIVE COMPENSATION. Employee will be entitled to participate in all incentive compensation and bonus

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plans maintained by the Company for its senior executives generally, including, without limitation, the annual incentive compensation program, the Long-Term Performance Incentive Plan, any Restricted Stock Award Program or their successors. During the term of his employment hereunder, the Employee's annual incentive compensation will be at least 50% of his base salary for each year, payable, with respect to each year, as promptly as practicable in the following year.

     SECTION 2.3 EXECUTIVE SALARY PROTECTION PLAN. The Company agrees that the Employee will continue to be an "Eligible Executive" for purposes of its Executive Salary Protection Plan. The Company and the Employee have entered into an agreement pursuant to SECTION 4(b) of the Executive Salary Protection Plan, as now in effect, providing for the maximum benefits permitted by said
SECTION 4(b) on the basis that the "Recognized Compensation" of the Employee will not be less than $20,833.34. Notwithstanding any provision of such agreement, the Company agrees that, while Employee is employed hereunder, the benefits provided under such agreement at the time of its execution will not be reduced.

     SECTION 2.4 STOCK OPTIONS. Subject to the provisions of Article III, Employee will be granted stock options covering at least 30,000 shares under the Company's 1986 Stock Incentive Plan, or any successor Plan, in the month of December in each year during the term of this Agreement, such options to vest

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and become exercisable as to 33 1/3% on each anniversary date of the date of grant.

     SECTION  2.5    PENSIONS.

          (a) Employee will continue to participate in the Company's Retirement Plan for Salaried Employees ("Retirement Plan") and in the Company's Supplemental Executive Retirement Plan ("SERP") in accordance with and subject to their respective provisions. In addition, Employee shall be paid a supplementary pension ("Supplementary Pension") equal to such amounts as may be payable under the Retirement Plan and SERP as a result of Employee's service with the Company during the term of this Agreement and thereafter. The Supplementary Pension (payable by the Company from its general assets) shall be a "mirror image" of his Retirement Plan and SERP pensions, and all rights, obligations, elections and limitations of the Retirement Plan and SERP shall apply to his Supplementary Pension except as otherwise provided in paragraphs
(b) and (c) below. Employee may not, however, exercise his rights under the Supplementary Pension independently of his rights under his Retirement Plan pension; rights in respect of the Supplementary Pension may be exercised by, and only by, the exercise of the corresponding rights under his Retirement Plan pension.

          (b) Notwithstanding any provisions of the Retirement Plan or SERP with respect to vesting, the Company hereby guarantees that the aggregate annual amount payable to Employee

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pursuant to paragraph (a) above, upon retirement, plus any other amounts payable to Employee pursuant to any plan, provision or arrangement (including an amendment to any existing plan) hereafter adopted or installed by the Company for the purpose of replacing or supplementing, in whole or in part, the pension benefits to be provided by the Retirement Plan or SERP (excluding any such amount directly attributable to contributions by Employee), shall not be less than the greater of (i) 50% of the Employee's average annual Pensionable Compensation (as hereinafter defined) for the 60 consecutive calendar months in which the Employee's Pensionable Compensation is highest during the final 180 calendar months of continuous employment ending prior to, or coincident with, the date of the Employee's retirement, or (if earlier) other separation of service, from the Company (the "Employee's Retirement Date") or (ii) 50% of the Employee's Pensionable Compensation during the final 12 calendar month period ending prior to, or coincident with, the Employee's Retirement Date, computed on the basis of a straight life annuity commencing at age 62. "Pensionable Compensation" means the sum of annual base salary and annual incentive compensation payable to Employee from the Company that is regarded as includable "compensation" under the Retirement Plan or SERP (whether or not any portion of such salary or compensation is deferred under any Company plan or program). Notwithstanding the foregoing, for purposes of this SECTION 2.5(b), if more than five annual incentive compensation awards become payable

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to Employee during the 60 consecutive calendar month period referred to in clause (i) of the first sentence of this SECTION 2.5(b), then only the largest five such awards shall be considered annual incentive compensation during such 60 consecutive calendar month period; and if more than one annual incentive compensation award becomes payable during the 12 calendar month period referred to in clause (ii) of the first sentence of this SECTION 2.5(b), then only the largest such award shall be considered annual incentive compensation during such 12 calendar month period.

          (c) In the event the aggregate amount payable under paragraph (a) is less than the amount guaranteed under paragraph (b), the Supplementary Pension otherwise payable pursuant to paragraph (a) shall be increased by such difference (after adjusting the increase actuarially to reflect the mode and starting date of payment selected by Employee under the Retirement Plan as in effect at that time of his retirement, if such mode and starting date is different than a straight life annuity commencing at age 62).

     SECTION 2.6 EMPLOYEE BENEFITS. Employee shall be entitled to participate in and receive rights and benefits under any "fringe" benefit plans which the Company provides for its executives generally, which at the present time include:

          W. R. Grace & Co. Salaried Employees Savings & Investment Plan

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     -   The W. R. Grace & Co. Long Term Disability Income Plan

     -   The W. R. Grace & Co. Voluntary Group Accident Insurance Plan

     -   The W. R. Grace & Co. Business Travel Accident Insurance Plan

     -   The W. R. Grace & Co. Group Life, AD&D, Medical and Disability Plan

     -   The W. R. Grace & Co. Dental Assistance Plan

Employee's participation in such plans will be in accordance with and subject to the terms and provisions thereof.

     SECTION  2.7    MISCELLANEOUS.

          (a) Company will pay or reimburse Employee for his reasonable business expenses in accordance with Company policies.

          (b) Employee will be entitled to paid vacation aggregating not less than four weeks during each twelve-month period. Employee will be entitled to payment for unused vacation time in accordance with Company policy.

          (c) The principal place of employment of Employee will be in Boca Raton, Florida, or such other location as may be mutually agreed upon by the Employee and the Company, subject to the travel requirements inherent in the duties and responsibilities of his position. The Employee will be provided with office and secretarial services commensurate with his position.

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          (d)  Subject to SECTION 1.1(a) of this Agreement, compliance with applicable laws relating to interlocking directorships, the Company's policies on conflicts of interest and improper payments and accounting records contained in a statement entitled "Policies on Business Ethics" and to any other applicable Company policy, during the term of Employee's employment hereunder, Employee will be permitted to accept election, and to serve as, a director of other entities. Employee will be permitted to retain all fees and other benefits resulting from his service as a director of any such entity.

          (e) The Company shall promptly pay upon demand any reasonable legal fees incurred by Employee in connection with any enforcement of his rights under this Agreement.

                             III.  TERMINATION

     SECTION 3.1 TERMINATION OF EMPLOYMENT. The employment of Employee shall terminate prior to the expiration of the term specified in SECTION 1.2 upon the occurrence of any of the following prior to such time:

     (a)  The death of Employee;

     (b) The termination of Employee's employment due to Employee's disability pursuant to SECTION 3.2; or

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     (c)  The termination by the Company of Employee's employment for Cause pursuant to SECTION 3.3.

          The termination by the Company of Employee's employment hereunder for any reason other than those specified in paragraphs (a), (b) and (c) above shall hereinafter be referred to as a termination "Without Cause".

     SECTION 3.2 DISABILITY. If, by reason of physical or mental disability, Employee is unable to carry out the duties he has assumed pursuant to this Agreement for four (4) consecutive months, his services hereunder may be terminated by the Company upon two (2) months' written notice to be given to Employee at any time after the period of four (4) continuous months of disability and while such disability continues. If, prior to the expiration of the two (2) months after the giving of such notice, Employee shall recover from such disability and return to the active discharge of his duties, then such notice shall be of no further force and effect and Employee's employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and return to his duties, then his services shall terminate at the expiration date of such two (2) months' notice. During the period of Employee's disability and until the expiration date of such two (2) months' notice, Employee shall continue to receive all compensation and other benefits provided herein as if he had not been disabled, at the time, in the amounts and in the

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manner provided herein.  In the event a dispute arises between Employee and the
Company concerning Employee's physical or mental ability to continue or return to the performance of his duties as aforesaid, Employee shall submit to examination by a competent physician mutually agreeable to both parties, and such physician's opinion as to Employee's ability to so perform will be final and binding.

          Upon termination of Employee's employment hereunder due to Employee's disability, Employee shall receive annual compensation in an amount equal to the amount which would have been payable to Employee pursuant to SECTION 2.5 hereof based on his years of service at the date of such termination but unreduced for early commencement of such payments. If the termination of Employee's employment hereunder due to Employee's disability occurs prior to age 62, Employee may elect at any time after age 55 and prior to age 62 to receive in lieu of the payments pursuant to the preceding sentence of this SECTION 3.2 the amount payable under SECTION 2.5 hereof computed by giving credit for years of service for the period during which Employee received payments hereunder (but not beyond age 62) but reduced for early commencement as provided in the Retirement Plan and SERP.

          Any amounts paid to Employee under this SECTION 3.2 shall be reduced by amounts paid to him under SECTION 2.5 hereof.

     SECTION 3.3 FOR CAUSE. The Company may, at any time by written notice to the Employee, terminate his services here-

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under for Cause.  Such notice shall specify the event or events and the actions or failure to act constituting Cause. The term "Cause", as used herein, shall mean and be limited to the occurrence of one or more of the following events:

     (a) His conviction, by a court of competent jurisdiction, of a felony, which through lapse of time or otherwise is not subject to appeal;

     (b) His commission of an act of fraud upon, or an act evidencing material dishonesty toward, the Company; or

     (c) Any willful failure by him to observe or perform his material agreements herein contained.

          If the basis for discharge is pursuant to paragraph (c) above, Employee shall have thirty (30) days from his receipt of the notice of termination for Cause to cure the actions or failure to act specified in such notice and, in the event of any such cure within such period, such conduct shall not constitute Cause hereunder.

     SECTION 3.4     CONSEQUENCES OF TERMINATION.

          (a) If Employee's employment hereunder shall terminate pursuant to any of the provisions of this Article III, (i) his base salary and incentive compensation referred to in SECTIONSECTION 2.1 and 2.2 shall cease to accrue forthwith; and (ii) no

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stock options shall thereafter be granted to Employee pursuant to SECTION 2.4.

          (b) If the Company shall terminate Employee's employment hereunder Without Cause, the Company shall pay Employee monthly severance payments at an annual rate equal to 150% of the Employee's base salary in effect at the time of such termination. Such monthly severance payments shall be made for a period equal to the balance of the term of employment provided for in SECTION 1.2 (without any further extensions of such term of employment except those occurring prior to such termination); provided, however, that the severance payments shall be reduced by one-half the amount of any Earned Income (as hereinafter defined) received by the Employee from other sources for any period such severance payments are payable, and, provided further, that such severance payments shall not thereby be reduced to less than a rate of $60,000 per annum. For the purposes of the foregoing, "Earned Income" shall mean income attributable to the rendition of personal services including salary, bonuses and incentive or other supplementary compensation, whether payable currently or deferred, and whether payable in cash or in property. Benefits attributable to executive or employee stock options, benefit plans or other arrangements of the type referred to in SECTION 2.3 through SECTION 2.7 shall not constitute Earned Income. Incidental honorariums or consulting fees received on an infrequent basis while working full-time for another employer shall not be included in Earned

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Income.  However, consulting fees, finders' fees and other income for personal services (other than directors' fees) received in lieu of employment by others, or received on a regular and continuing basis even if employed by another employer, shall be included in Earned Income. Directors' fees shall not be included in Earned Income.

          (c) In the event that Employee's employment hereunder shall terminate pursuant to any of the provisions of this Article III, the rights of Employee under any incentive compensation plan referred to in SECTION 2.2, under the executive or employee benefit plans or arrangements referred to in SECTIONSECTION 2.3, 2.5 and 2.6, and under any stock options to Employee granted pursuant to SECTION 2.4, or otherwise, shall be determined in accordance with the terms and provisions of such plans, arrangements and options applicable to an employee whose employment has terminated in the manner that occurred, except that a termination Without Cause shall be treated as a retirement under a retirement plan of the Company for the purposes of SECTION 6(c) of the Company's 1986 Stock Incentive Plan or any comparable provision of any successor plan or other stock option plan of the Company.

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                     IV.  OTHER COVENANTS OF EMPLOYEE

     SECTION 4.1 Employee shall have no right, title or interest in any reports, studies, memoranda, correspondence, manuals, records, plans, or other written, printed or otherwise recorded materials of any kind belonging to or in the possession of the Company or its subsidiaries, or in any copies, pictures, duplicates, facsimiles or other reproductions, recordings, abstracts or summaries thereof and Employee will promptly surrender to the Company any such materials (other than materials which have been published or otherwise have lawfully been made available to the public generally) in his possession upon the termination of his employment or any time prior thereto upon request of the Company.

     SECTION 4.2 Without the prior written consent of the Company, Employee shall not at any time (whether during or after his employment with the Company) use for his own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of his duties hereunder) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise, any trade secret, or other confidential or proprietary information, data, know-how or knowledge (including, but not limited to, that relating to manufacturing organization and methods, research and development of products,

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service techniques, purchasing organization and methods, sales organization and methods, inventories, market development and expansion plans, personnel training and development programs, customer and supplier relationships, and franchising plans and franchisee relationships) belonging to, or relating to the affairs of, the Company or its subsidiaries.

     SECTION 4.3 Employee shall promptly disclose to the Company (and to no one else) all improvements, discoveries and inventions that may be of significance to the Company or its subsidiaries made or conceived alone or in conjunction with others (whether or not patentable, whether or not made or conceived at the request of or upon the suggestion of the Company during or out of his usual hours of work or in or about the premises of the Company or elsewhere) while in the employ of the Company, or made or conceived within six months after the termination of his employment by the Company, if resulting from, suggested by or relating to such employment. All such improvements, discoveries and inventions shall, to the extent that they are patentable, be the sole and exclusive property of the Company and are hereby assigned to the Company. At the request of the Company and at its cost and without liability to Employee, Employee shall assist the Company, or any person or persons from time to time designated by it, in obtaining the grant of patents in the United States and/or in such other country or countries as may be designated by the Company covering such improvements, discoveries and inventions and shall in connection therewith

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execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as the Company may from time to time request.

     SECTION 4.4 The obligations of Employee set forth in this Article IV are in addition to and not in limitation of any obligations which would otherwise exist as a matter of law. The provisions of this Article IV shall survive the termination of Employee's employment hereunder.


                           V.  CERTAIN REMEDIES

     SECTION 5.1 BREACH BY THE COMPANY. In the event that the Company shall fail, in any material respect, to observe and perform its obligations hereunder, the Employee may give written notice to the Company specifying the nature of such failure. If within thirty (30) days after its receipt of such notice the Company shall not have remedied such failure, the Employee shall have the right and option to treat such failure as termination of his employment by the Company Without Cause, to cease rendering services hereunder and thereafter to receive the severance benefits and have the other rights and obligations provided for in
Article III hereof in the case of a termination by the Company Without Cause. The parties agree that a material breach by the Company for purposes of this
SECTION 5.1 shall include, but not be limited to, a material reduction in Employee's authority or responsibilities from those he

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was exercising on the date of execution of this Agreement.  The remedy provided for in this SECTION 5.1 shall be in addition to and not in limitation of any other remedies which would otherwise exist as a matter of law.

     SECTION 5.2 BREACH BY THE EMPLOYEE. Employee acknowledges and agrees that the Company's remedy at law for any breach of any of Employee's obligations under SECTIONS 1.1(a), 4.1, 4.2 and 4.3 would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of any such sections, without the necessity of proof of actual damage.

                          VI.  GENERAL PROVISIONS

     SECTION 6.1 REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to the Company that he is free to enter into the agreement and that he has no prior or other obligations or commitments of any kind to anyone that would in any way hinder or interfere with his acceptance of, or the full, uninhibited and faithful performance of, his employment hereunder or the exercise of his best efforts as an employee of the Company.

     SECTION 6.2 UNDERSTANDINGS; AMENDMENTS. Except as otherwise provided herein, or as set forth in Annex A hereto, this Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings between

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Employee and the Company concerning such subject matter.  No representation, promise, inducement or statement of intention has been made by or on behalf of either party hereto that is not set forth in this Agreement or the documents referred to herein. This Agreement may not be amended or modified except by a written instrument specifically referring to this Agreement executed by the parties hereto.


     SECTION 6.3     NOTICES.

          (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and may either be delivered personally to the addressee or be mailed, registered mail, postage prepaid, as follows:


          If to the Company:

               W. R. Grace & Co.
               One Town Center Road
               Boca Raton, FL 33486-1010

               with a copy to:

               Secretary
               W. R. Grace & Co.
               One Town Center Road
               Boca Raton, FL 33486-1010

          If to the Employee:

               J. P. Bolduc
               3000 South Ocean Boulevard
               Boca Raton, Florida 33432

          (b) Either party may change the address to which any such notices or communications are to be directed to it by

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giving written notice to the other party in the manner provided in the preceding paragraph (a).

     SECTION 6.4     ASSIGNMENTS; BINDING EFFECT.

          (a) Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. This Agreement shall be binding upon, and to the extent herein permitted shall inure to the benefit of, Employee's heirs, legatees and legal representatives.

          (b) The Company may not assign this Agreement or its rights hereunder without the written consent of Employee. This Agreement shall be binding upon, and shall inure to the benefit of, the Company's successors and permitted assigns.

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     SECTION 6.5     WAIVERS.  The failure of either party hereto at any time or from time to time to require performance of any of the other party's obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written hereinabove.

                                   W. R. GRACE & CO.

/s/ J. P. Bolduc                   By: /s/ Eben W. Pyne

    J. P. Bolduc                       Eben W. Pyne, Chairman,
                                        Compensation, Employee
                                        Benefits and Stock
                                        Incentive Committee